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                    U.S SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One): [_] Form 10-K and Form 10-KSB [_] Form 20-F   [_] Form 11-K
             [X] Form 10-Q and Form 10-QSB [_] Form N-SAR

For Period Ended: September 30, 2001                       +------------------+
                                                           | SEC FILE NUMBER  |
                [_] Transition Report on Form 10-K         |     0-20760      |
                [_] Transition Report on Form 20-F         |                  |
                [_] Transition Report on Form 11-K         +------------------+
                [_] Transition Report on Form 10-Q         +------------------+
                [_] Transition Report on Form N-SAR        |   CUSIP NUMBER   |
                                                           |   397637 10 9    |
For the Transition Period Ended: ________________________  +------------------+

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant: GREKA Energy Corporation

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Former Name if Applicable: Not Applicable

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Address of Principal Executive Office (Street and Number)

630 Fifth Avenue, Suite 1501
New York, NY 10111
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PART II - RULES 12b-25(b) and (c)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    | (a)  The reasons described in reasonable detail in Part II of this form
    |      could not be eliminated without unreasonable effort or expense;
    |
    | (b)  The subject annual report, semi-annual report, transition report on
    |      Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof
    |      will be filed on or before the fifteenth calendar day following the
[X] |      prescribed due date; or the subject quarterly report or transition
    |      report on Form 10-Q, or portion thereof will be filed on or before
    |      the fifth calendar day following the prescribed due date; and
    |
    | (c)  The accountant's statement or other exhibit required by Rule
    |      12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F and Form 10-QSB, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

There was inadequate time to accomplish pre-filing review to the standards established by the Registrant.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

      Roger V. Davidson, Esq.
Ballard Spahr Andrews & Ingersoll, LLP      (303)                 299-7307
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               (Name)                     (Area Code)        (Telephone Number)

(2)  Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no, identify report(s).                                [X] Yes [ ] No
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                               [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                           GREKA Energy Corporation

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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  November 15, 2001                 By /s/ Randeep S. Grewal
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                                           Randeep S. Grewal, Chairman, Chief
                                           Executive Officer and President